PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED’S MALARIA VACCINE GRANTED AUSTRALIAN PATENT

NEW PATENT PROVIDES PROTECTION IN AUSTRALIA;
COMPLEMENTS PATENTS GRANTED IN EUROPE AND U.S.

(Shanghai, China - July 31, 2007) Sinobiomed Inc. (“Sinobiomed”, “the Company”) (OTCBB: SOBM) is pleased to announce that IP Australia, the Australian government organization that administers patents, has granted a patent for the malaria vaccine PfCP2.9 to which Sinobiomed has exclusive rights to develop, manufacture and sell through its 82 percent owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co. Ltd. (“Shanghai Wanxing”).

IP Australia has assigned patent number 01105292.9, dated June 7, 2007, to the Second Military Medical University (SMMU) of Shanghai China for the preparation and dosage of plasmodium fusion antigen invented by Dr. Weiqing Pan. Dr. Pan, an advisor to Sinobiomed and an internationally recognized researcher, heads the Department of Parasitology at SMMU and serves on China’s national committee to combat parasitic diseases. The U.S. Patent and Trademark Office granted SMMU a patent for the plasmodium fusion antigen in September 2006, and the European Patent Office (EPO) granted its patent in early July 2007.

“The granting of the Australian patent further strengthens Sinobiomed’s ability to proceed with the vaccine’s development with full confidence in its potential for commercial development for the global market,” said Company President and CEO Banjun Yang. “The potential benefits to humanity as well as to Sinobiomed shareholders are significant.”

The invention provides a fusion protein comprising the Plasmodium merozoite surface protein-1 (MSP1) and the Plasmodium apical membrane antigen 1 (AMA-1), the encoding DNA sequence, the vector containing the sequence, the host cell containing the vector and the genetic engineering method for preparing the fusion protein and the usage for producing anti-malarial vaccine. The patent holder was granted the right to exclude others from making, using, offering for sale, or selling the invention throughout Australia with 20 years protection term from the date on which the earliest application was filed (February 1, 2002).

On Mar 22, 2001, Second Military Medical University and Shanghai Wanxing signed a collaboration and license agreement that gives Shanghai Wanxing the exclusive right to exploit such technology, including the right to manufacture and sell the malaria vaccine it develops. Sinobiomed is developing and testing the plasmodium fusion antigen as a blood-stage malaria vaccine with the support of the World Health Organization (WHO) and the Malaria Vaccine Initiative (MVI) of the Program for the Appropriate Technology in Health (PATH). The Bill & Melinda Gates Foundation has committed $258.3 million to the global fight to eradicate malaria.

Sinobiomed’s malaria candidate vaccine (PfCP2.9) targets the world’s most deadly malaria parasite (Plasmodium falciparum) at its most destructive stage—its rapid replication in human red blood cells. In the now completed Phase I Clinical Trial, PfCP2.9 showed greater immunogenicity and fewer adverse reactions. The Chinese State Food and Drug Administration (SFDA), which has a drug approval process similar to that of the US FDA, has approved PfCP2.9 for Phase II Clinical Trial to be conducted in China’s Yunnan Province and in Southeast Asia.

About Sinobiomed

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and market ready, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including: malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration.

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